UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-22650

                             PETROCORP INCORPORATED
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                7130 SOUTH LEWIS
                                   SUITE 1000
                              TULSA, OKLAHOMA 74136
                                 (918) 493-7700
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      (Address including zip code and telephone number including area code of registrant's principal executive offices)


                                  COMMON STOCK
                 ----------------------------------------------
            (Title of each class of securities covered by this Form)


    -------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        /X/            Rule 12h-3(b)(1)(ii)      / /
     Rule 12g-4(a)(1)(ii)       / /            Rule 12h-3(b)(2)(i)       / /
     Rule 12g-4(a)(2)(i)        / /            Rule 12h-3(b)(2)(ii)      / /
     Rule 12g-4(a)(2)(ii)       / /            Rule 15d-6                / /
     Rule 12h-3(b)(1)(i)        /X/

     Approximate number of holders of record as of the certification or notice date: One.

     Pursuant to the requirements of the Securities Exchange Act of 1934, PetroCorp Incorporated. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    February 2, 2004              PETROCORP INCORPORATED



                                       By:     /s/ Larry D. Pinkston
                                              ----------------------
                                              Larry D. Pinkston
                                              President